(V27) Vanguard Index Funds - Vanguard Total Stock Market Index Fund

Total Stock Market Index Fund Equity Shares (Top 30)

Total NAV: 406,549,549,859

(A) Names of Major Portfolio Equity Shares

(As of end of April 2015)

					Cost Basis (USD)		Market Value (USD)		
No.	Name of Company	Country	Business	(# of Shares)	Price per Share	Total	Price per Share	Total	Investment Ratio (%)
1.	Apple Inc.	US	Technology	103,045,989	44.72	4,608,556,121	125.15	12,896,205,523	3.17
2.	Exxon Mobil Corp.	US	Oil & Gas	74,238,361	73.18	5,432,628,163	87.37	6,486,205,601	1.60
3.	Microsoft Corp.	US	Technology	130,601,428	31.28	4,085,686,209	48.64	6,352,453,458	1.56
4.	Wells Fargo & Co.	US	Financials	91,160,335	40.11	3,656,193,124	55.10	5,022,934,459	1.24
5.	Johnson & Johnson	US	Health Care	49,191,095	70.99	3,492,117,713	99.20	4,879,756,624	1.20
6.	General Electric Co.	US	Industrials	177,642,783	26.98	4,792,503,171	27.08	4,810,566,564	1.18
7.	Berkshire Hathaway Inc. Class B	US	Financials	31,291,857	106.05	3,318,387,605	141.21	4,418,723,127	1.09
8.	JPMorgan Chase & Co.	US	Financials	65,938,535	44.48	2,932,796,810	63.26	4,171,271,724	1.03
9.	Procter & Gamble Co.	US	Consumer Goods	47,776,742	65.26	3,118,133,740	79.51	3,798,728,756	0.93
10.	Pfizer Inc.	US	Health Care	111,474,441	25.11	2,799,455,301	33.93	3,782,327,783	0.93
11.	Verizon Communications Inc.	US	Telecommunications	73,442,833	41.84	3,072,804,839	50.44	3,704,456,497	0.91
12.	Chevron Corp.	US	Oil & Gas	33,274,653	86.15	2,866,771,985	111.06	3,695,482,962	0.91
13.	AT&T Inc.	US	Telecommunications	91,730,074	31.38	2,878,192,158	34.64	3,177,529,763	0.78
14.	Merck & Co. Inc.	US	Health Care	50,425,344	45.10	2,274,307,454	59.56	3,003,333,489	0.74
15.	International Business Machines Corp.	US	Technology	17,482,946	126.55	2,212,450,691	171.29	2,994,653,820	0.74
16.	Bank of America Corp.	US	Financials	186,031,359	20.97	3,900,851,269	15.93	2,963,479,549	0.73
17.	Facebook Inc. Class A	US	Technology	37,575,896	43.38	1,630,049,429	78.77	2,959,853,328	0.73
18.	Walt Disney Co.	US	Consumer Services	27,060,371	41.34	1,118,624,734	108.72	2,942,003,535	0.72
19.	Coca-Cola Co.	US	Consumer Goods	69,556,257	31.51	2,191,413,720	40.56	2,821,201,784	0.69
20.	Google Inc. Class A	US	Technology	5,060,079	336.47	1,702,575,065	548.77	2,776,819,553	0.68
21.	Amazon.com Inc.	US	Consumer Services	6,570,595	171.70	1,128,163,049	421.78	2,771,345,559	0.68
22.	Google Inc. Class C	US	Technology	5,149,687	337.05	1,735,723,341	537.34	2,767,132,813	0.68
23.	Intel Corp.	US	Technology	83,790,261	24.41	2,045,164,516	32.55	2,727,372,996	0.67
24.	Citigroup Inc.	US	Financials	50,977,677	62.47	3,184,758,626	53.32	2,718,129,738	0.67
25.	Gilead Sciences Inc.	US	Health Care	26,342,261	34.04	896,716,241	100.51	2,647,660,653	0.65
26.	Cisco Systems Inc.	US	Technology	90,272,656	22.89	2,066,372,072	28.83	2,602,560,672	0.64
27.	Oracle Corp.	US	Technology	58,250,447	23.72	1,381,629,457	43.62	2,540,884,498	0.63
28.	PepsiCo Inc.	US	Consumer Goods	26,246,210	66.88	1,755,267,996	95.12	2,496,539,495	0.61
29.	Home Depot Inc.	US	Consumer Services	23,315,075	44.24	1,031,503,445	106.98	2,494,246,724	0.61
30.	Comcast Corp. Class A	US	Consumer Services	40,607,248	30.10	1,222,112,824	57.76	2,345,474,644	0.58